                                                                   Exhibit 17(d)

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-CSR

CERTIFIED SHAREHOLDER REPORT OF REGISTERED MANAGEMENT INVESTMENT
COMPANIES

Investment Company Act file number 811-2694

The Municipal Fund Accumulation Program, Inc.

Address: P.O. Box 9011
         Princeton, NJ 08543-9011

Name and address of agent for service: Terry K. Glenn, President, The Municipal Fund Accumulation Program, Inc., 800 Scudders Mill Road, Plainsboro, NJ, 08536. Mailing address: P.O. Box 9011, Princeton, NJ, 08543-9011

Registrant's telephone number, including area code: (609) 282-2800

Date of fiscal year end: 12/31/02

Date of reporting period: 01/01/02 - 12/31/02

Item 1 - Is shareholder report attached? - Y

Item 2 - Did registrant adopt a code of ethics, as of the end of the period covered by this report, that applies to the registrant's principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, regardless of whether these individuals are employed by the registrant or a third party? If not, why not? Briefly describe any amendments or waivers that occurred during the period. State here if code of ethics/amendments/waivers are on website and give website address-. State here if fund will send code of ethics to shareholders without charge upon request--N/A (not answered until July 15, 2003 and only annually for funds)

Item 3 - Did the registrant's board of directors determine that the registrant either: (i) has at least one audit committee financial expert serving on its audit committee; or (ii) does not have an audit committee financial expert serving on its audit committee? If yes, disclose name of financial expert and whether he/she is "independent," (fund may, but is not required, to disclose name/independence of more than one financial expert) If no, explain why not. -N/A (not answered until July 15, 2003 and only annually for funds)

Item 4 - Disclose annually only (not answered until December 15, 2003)

(a) Audit Fees - Disclose aggregate fees billed for each of the last two fiscal years for professional services rendered by the principal accountant for the audit of the registrant's annual financial statements or services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those fiscal years. N/A.

(b) Audit-Related Fees - Disclose aggregate fees billed in each of the last two fiscal years for assurance and related services by the principal accountant that are reasonably related to the performance of the audit of the registrant's financial statements and are not reported under paragraph (a) of this Item. Registrants shall describe the nature of the services comprising the fees disclosed under this category. N/A.

(c) Tax Fees - Disclose aggregate fees billed in each of the last two fiscal years for professional services rendered by the principal accountant for tax compliance, tax advice, and tax planning. Registrants shall describe the nature of the services comprising the fees disclosed under this category. N/A.

(d) All Other Fees - Disclose aggregate fees billed in each of the last two fiscal years for products and services provided by the principal accountant, other than the services reported in paragraphs (a) through (c) of this Item. Registrants shall describe the nature of the services comprising the fees disclosed under this category. N/A.

(e)(1) Disclose the audit committee's pre-approval policies and procedures described in paragraph (c)(7) of Rule 2-01 of Regulation S-X. N/A.

(e)(2) Disclose the percentage of services described in each of paragraphs (b) through (d) of this Item that were approved by the audit committee pursuant to paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X. N/A.

(f) If greater than 50%, disclose the percentage of hours expended on the principal accountant's engagement to audit the registrant's financial statements for the most recent fiscal year that were attributed to work performed by persons other than the principal accountant's full-time, permanent employees. N/A.

(g) Disclose the aggregate non-audit fees billed by the registrant's accountant for services rendered to the registrant, and rendered to the registrant's investment adviser (not including any sub-adviser whose role is primarily portfolio management and is subcontracted with or overseen by another investment adviser), and any entity controlling, controlled by, or under common control with the adviser that provides ongoing services to the registrant for each of the last two fiscal years of the registrant. N/A.

(h) Disclose whether the registrant's audit committee has considered whether the provision of non-audit services that were rendered to the registrant's investment adviser (not including any subadviser whose role is primarily portfolio management and is subcontracted with or overseen by another investment adviser), and any entity controlling, controlled by, or under common control with the investment adviser that provides ongoing services to the registrant that were not pre-approved pursuant to paragraph (c)(7)(ii) of Rule 2-01 of Regulation S-X is compatible with maintaining the principal accountant's independence. N/A.

Items 5-6 - Reserved

Item 7 - For closed-end funds that contain voting securities in their portfolio, describe the policies and procedures that it uses to determine how to vote proxies relating to those portfolio securities. N/A.

Item 8--Reserved

Item 9(a) - Disclose the conclusions of the registrant's principal executive officer or officers and principal financial officer or officers, or persons performing similar functions, about the effectiveness of the registrant's disclosure controls and procedures (as defined in Rule 30a-2(c) under the Act (17 CFR 270.30a-2(c))) based on their evaluation of these controls and procedures as of a date within 90 days of the filing date of the report that includes the disclosure required by this paragraph. N/A.

Item 9(b)--There were no significant changes in the registrant's internal controls or in other factors that could significantly affect these controls subsequent to the date of their evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Item 10 - Exhibits

10(a) - Attach code of ethics or amendments/waivers, unless code of ethics or amendments/waivers is on website or offered to shareholders upon request without charge. N/A.

10(b) - Attach certifications (4 in total pursuant to Sections 302 and 906 for CEO/CFO). Attached hereto.

Pursuant to the requirements of the Securities Exchange Act of 1934 and the Investment Company Act of 1940, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

The Municipal Fund Accumulation Program, Inc.


By: /s/ Terry K. Glenn
    ---------------------------------------------
    Terry K. Glenn,
    President of
    The Municipal Fund Accumulation Program, Inc.

Date: February 24, 2003

Pursuant to the requirements of the Securities Exchange Act of 1934 and the Investment Company Act of 1940, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


By: /s/ Terry K. Glenn
    ---------------------------------------------
    Terry K. Glenn,
    President of
    The Municipal Fund Accumulation Program, Inc.

Date: February 24, 2003


By: /s/ Donald C. Burke
    ---------------------------------------------
    Donald C. Burke
    Chief Financial Officer of
    The Municipal Fund Accumulation Program, Inc.

Date: February 24, 2003

(BULL LOGO)
Merrill Lynch Investment Managers

Annual Report
December 31, 2002

The Municipal Fund
Accumulation
Program, Inc.

www.mlim.ml.com

This report is not authorized for use as an offer of sale or a solicitation of an offer to buy shares of the Program unless accompanied or preceded by the Program's current prospectus. The Municipal Fund Accumulation Program is only open to holders of units of Municipal Investment Trust Funds and Defined Assets Funds--Municipal Insured Series for reinvestment of distributions on those units. Past performance results shown in this report should not be considered a representation of future performance. Investment return and principal value of shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Statements and other information herein are as dated and are subject to change.

The Municipal Fund Accumulation Program, Inc.
Box 9011
Princeton, NJ
08543-9011

Printed on post-consumer recycled paper

To Our Shareholders:

The Municipal Market Environment

During the six-month period ended December 31, 2002, long-term fixed income interest rates continued to move lower. As they had earlier in 2002, declining U.S. equity markets and worldwide political tensions easily overshadowed the incipient U.S. economic recovery allowing bond yields to fall to recent historic low levels. In late July, second quarter 2002 gross domestic product activity was reported at 1.1%, a significant decline from the first quarter rate of 5%. This rate suggested that continued declines in U.S. equity prices were negatively affecting not only consumer and business confidence but undermining much of the economic growth seen earlier this year. Some analysts extrapolated that recent weakness would continue, if not accelerate. This brought about forecasts that the Federal Reserve Board would soon be obliged to lower short-term interest rates both to offset equity market declines and boost consumer and business spending. The possibility of lower short-term interest rates helped push longer-term bond yields lower still during July and August. The dramatic decline in U.S. equity prices in late August and September triggered a significant fixed income rally as investors sought the safe-haven status of U.S. Treasury securities. By the end of September, U.S. Treasury bond yields had fallen to 4.66%.

Bolstered by an unexpected decline in the national unemployment rate to 5.6% in early October, U.S. equity markets staged a strong rally throughout much of the month. The Standard & Poor's 500 (S&P 500) Index rose over 8% for the month, triggered by stronger-than- expected earnings reports from a large number of companies, such as General Electric Company, International Business Machines Corporation and Microsoft Corporation. As they have throughout most of the period, bond prices traded in an inverse relationship to equity prices. Consequently, as stocks rallied, bond yields rose in October, despite generally weak economic releases. During October, the U.S. housing sector remained quite robust, but retail sales and industrial production slowed. Fixed income bond yields remained under pressure in November as U.S. equity markets continued to strengthen. During November, the S&P 500 Index rose an additional 5.5%. Equity prices were supported by signs of further U.S. economic recovery, especially improving labor market activity. By the end of November, third quarter U.S. gross domestic product (GDP) growth was revised to 4%. Financial conditions were also strengthened by a larger-than-expected reduction in short-term interest rates by the Federal Reserve Board in early November. The Federal Funds target rate was lowered 50 basis points (.50%) to 1.25%, its lowest level since the 1960s. Recent action by the Federal Reserve Board was largely viewed as being taken to bolster the sputtering U.S. economic recovery. Rebounding U.S. equity markets and the prospects for a more substantial U.S. economic recovery pushed long-term U.S. Treasury yield levels to 5.10% by late November.

In December, softer equity prices and renewed investor concerns about potential U.S. military action against Iraq again combined to push long-term interest rates lower. The S&P 500 Index declined more than 5% in December on disappointing earnings reports and anticipated weak holiday sales. During December 2002, as both national and international investors sought the safe-haven sanctuary of U.S. Treasury issues, long-term U.S. Treasury yields declined over 25 basis points to end the period at 4.75%. During the last six months, long-term U.S. Treasury bond yields declined 75 basis points.

For the six-month period ended December 31, 2002, tax-exempt bond prices also generally rose. In recent months, municipal bond yields have declined in response to the positive fixed income environment engendered by falling equity valuations. Price advances in tax- exempt issues have not been able to keep pace with the U.S. Treasury bond price improvement as municipal bonds cannot offer foreign investors the safe-haven status U.S. Treasury obligations enjoy in periods of economic and political instability. Additionally, tax- exempt bond issuance increased dramatically in the last half of 2002 removing some of the positive technical support the municipal bond market enjoyed earlier this year. By the end of 2002, long-term municipal bond yields, as measured by the Bond Buyer Revenue Bond Index, stood at 5.16%, a decline of 25 basis points during the last six months.

Investor demand for tax-exempt products remained positive throughout the period. In addition to the approximately $75 billion investors received from June to August 2002 from bond maturities, coupon income and proceeds from early redemptions, investors are expected to receive approximately $30 billion from these sources in January 2003. The Investment Company Institute reported that in 2002 municipal bond funds net cash flows continued to be very positive at nearly $16 billion, an increase of more than 25% compared to 2001. However, these positive demand factors have not been able to offset the increase in tax-exempt new-issue supply that has resulted in the underperformance seen in recent months. This price underper-formance served to make municipal bonds a particularly attractive purchase relative to their taxable counterparts. Throughout most of the yield curve, municipal bonds have been available for purchase at yields near or exceeding those of comparable U.S. Treasury issues. Compared to their recent historical averages of 82% - 88% of U.S. Treasury yields, municipal bond yields ratios at their current 95% - 105% range are likely to prove attractive to long-term investors.

Continued uncertainty regarding the pace of the current U.S. economic recovery as well as the resolution of the U.N./Iraq confrontation are likely to keep interest rates near their present levels for the immediate future. Equity market declines over the past three years have helped push interest rates lower than economic fundamentals alone would support. When U.S. business conditions improve and equity markets stabilize, however, any associated interest rate increases should not be extreme. Inflationary pressures are negligible and any move by the Federal Reserve Board to raise short-term interest rates is unlikely before late 2003. As equity valuations are likely to only gradually recover, U.S. economic recovery is also likely to be a moderate process. This suggests that the pace of any interest rate increases will be gradual. As the municipal bond market's strong technical position can be expected to remain supportive in the coming months, future tax-exempt rate increases should be more restrained than their taxable counterparts.

Portfolio Matters

Given no material change in our investment outlook, our strategy for the six-month period ended December 31, 2002 remained constant with only slight modifications in composition evident. Our investment stance was premised on the expectation that an aggressively accommodative monetary policy, coupled with improving consumer sentiment and business confidence, would spark an economic rebound. Recently, prospects for the passage of an aggressive fiscal stimulus and tax reduction package have improved, further raising the likelihood of stronger economic growth. Nevertheless, fixed income markets remain well bid as a number of geopolitical risks are likely to dominate investors' thoughts at least in the near term. With this in mind, the portfolio remains positioned for stable to modestly higher interest rates, while the adoption of a fully defensive stance appears unwarranted until such time as these risks subside.

We continued to keep cash reserves at limited levels throughout the period, reflecting a strong emphasis on maintaining the Program's competitive income distribution. In addition, the portfolio's credit risk profile rose modestly with the addition of selected low investment-grade health care and industrial development bonds. We continue to believe that municipal credit spreads are attractive in comparison to historical averages and, within the context of a recovering economy, represent good value and offer solid total return prospects in the coming months. Nevertheless, roughly 78% of the portfolio's assets are rated in the top three rating categories with still close to 50% of the Program's assets rated AAA by at least one of the major rating agencies. In terms of sector concentrations, health care and housing constitute the portfolio's greatest exposure at roughly 16% and 15.8%, respectively, followed by smaller concentrations in industrial development bonds representing the paper, investor-owned utility and chemical sectors. As discussed in our previous letter to shareholders, the portfolio's housing bonds were subjected to prepayment calls that accelerated along with the decline in long-term interest rates experienced earlier in the year. Typically, we sought to limit the impact on the Program's income stream by reinvesting the proceeds from these calls in low-investment-grade municipal bonds. All the same, we continue to be mindful of the relatively conservative approach that characterized investment practice in past years.

Fiscal Year In Review

The Program's total investment return for the 12-month period ended December 31, 2002 was +7.09%, compared to the Fund's unmanaged benchmark, the Lehman Brothers Municipal Bond Index, which had a total return of +9.60% for the same period. (Complete performance information can be found on pages 4 and 5 of this report to shareholders.)

While the Program's performance during the last quarter improved markedly, results for the fiscal year fell short of the return generated by the Lehman Brothers Municipal Bond Index. This is largely because of the defensive investment stance that we maintained for much of the period. Caution will continue to characterize the portfolio's investment position over the next six months as prospects for heavy new-issue municipal volume put pressure on a market expected to weaken against the backdrop of a strengthening economy.

In Conclusion

We appreciate your ongoing interest in The Municipal Fund Accumulation Program, Inc., and we look forward to assisting you with your financial needs in the months and years to come.

Sincerely,


(Terry K. Glenn)
Terry K. Glenn
President and Director


(Kenneth A. Jacob)
Kenneth A. Jacob
Senior Vice President


(John M. Loffredo)
John M. Loffredo
Senior Vice President


(Theodore R. Jaeckel Jr.)
Theodore R. Jaeckel Jr.
Vice President and Portfolio Manager

January 24, 2003

The Municipal Fund Accumulation Program, Inc.
About Fund Performance

None of the past results shown should be considered a representation of future performance. Performance results do not reflect the deduction of taxes that a shareholder would pay on fund distributions or the redemption of fund shares. Figures shown in each of the following tables assume reinvestment of all dividends and capital gains distributions at net asset value on the payable date. Investment return and principal value of shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost.

Recent Performance Results

                                                   6-Month        12-Month     Standardized
As of December 31, 2002                          Total Return   Total Return   30-Day Yield
----------------------------------------------   ------------   ------------   ------------
The Municipal Fund Accumulation Program, Inc.*      +3.38%          +7.09%         4.81%
Lehman Brothers Municipal Bond Index**              +4.75           +9.60            --

*Total investment returns are based on changes in net asset values for the periods shown, and assume reinvestment of all dividends and capital gains distributions at net asset value on the payable date. **This unmanaged Index consists of revenue bonds, general obligation bonds and insured bonds.

The Municipal Fund Accumulation Program, Inc.

Total Return Based on a $10,000 Investment

A line graph illustrating the growth of a $10,000 investment in The Municipal Fund Accumulation Program, Inc.++ compared to a similar investment in Lehman Brothers Municipal Bond Index++++. Values illustrated are as follows:

The Municipal Fund Accumulation Program, Inc.++

Date               Value
-------------   ----------
December 1992   $10,000.00

December 1993   $11,193.00
December 1994   $10,472.00
December 1995   $12,135.00
December 1996   $12,543.00
December 1997   $13,583.00
December 1998   $14,310.00
December 1999   $13,341.00
December 2000   $14,885.00
December 2001   $15,303.00
December 2002   $16,388.00

Lehman Brothers Municipal Bond Index++++

Date               Value
-------------   ----------
December 1992   $10,000.00
December 1993   $11,228.00
December 1994   $10,648.00
December 1995   $12,507.00
December 1996   $13,061.00
December 1997   $14,262.00
December 1998   $15,186.00
December 1999   $14,874.00
December 2000   $16,612.00
December 2001   $17,463.00
December 2002   $19,140.00

++Assuming transaction costs and other operating expenses, including advisory fees and reimbursement of all expenses. The Municipal Fund Accumulation Program, Inc. invests in long-term and intermediate- term fixed interest bearing debt obligations issued primarily by corporations.

++++This unmanaged Index is comprised of revenue bonds, general obligation bonds and insured bonds.

Past performance is not predictive of future results.

The Municipal Fund Accumulation Program, Inc.
Average Annual Total Return

Period Covered              % Return
-------------------------   --------
One Year Ended 12/31/02      +7.09%
Five Years Ended 12/31/02    +3.82
Ten Years Ended 12/31/02     +5.06

The Municipal Fund Accumulation Program, Inc.

Schedule of Investments as of December 31, 2002 (in Thousands)

                   S&P       Moody's     Face
    State       Rating+++   Rating+++   Amount                                   Issue                                      Value
-------------   ---------   ---------   ------   ---------------------------------------------------------------------     ------
Alabama--          NR*         Aaa      $3,010   Alabama HFA, S/F Mortgage Revenue Refunding Bonds (College
1.6%                                                Home Mortgage Bond Program), Series B-1, 6.65% due 10/01/2025          $3,136
                   BBB         Baa2        500   Mobile, Alabama, Industrial Development Board, Environmental
                                                    Improvement Revenue Refunding Bonds (International Paper Company
                                                    Project), AMT, Series A, 6.35% due 5/15/2016                              519
                   BBB+        Baa2      2,500   Selma, Alabama, IDB, Environmental Improvement Revenue Refunding
                                                    Bonds (International Paper Company Project), AMT, Series A, 6.70%
                                                    due 2/01/2018                                                           2,641

Arizona--          BBB         Baa2      2,000   Arizona Health Facilities Authority Revenue Bonds (Catholic
0.5%                                                Healthcare West), Series A, 6.625% due 7/01/2020                        2,116

Arkansas--          A+         NR*         250   North Little Rock, Arkansas, Health Facilities Board, Health Care
1.2%                                                Revenue Bonds (Baptist Health), 5.50% due 7/01/2016                       261
                   BBB         Baa2        500   Pine Bluff, Arkansas, Environmental Improvement Revenue Refunding
                                                    Bonds (International Paper Company Project), AMT, Series A, 6.70%
                                                    due 8/01/2020                                                             532
                   NR*         Aaa       4,000   University of Arkansas, University Revenue Bonds (Fayetteville
                                                    Campus), 5% due 12/01/2032 (b)                                          4,056

California--                                     California Rural Home Mortgage Finance Authority, S/F Mortgage
4.9%                                                Revenue Bonds (Mortgage-Backed Securities Program),
                                                    AMT, Class 5:
                   AAA         NR*       3,880   Series C, 6.75% due 3/01/2029                                              4,162
                   AAA         NR*       1,545   Series D, 6.70% due 5/01/2029 (j)(k)                                       1,656
                   AAA         NR*       2,515   California Rural Home Mortgage Finance Authority, S/F Mortgage

                                                 Revenue Refunding Bonds (Mortgage-Backed Securities Program),
                                                 AMT, Series A-2, 7% due 9/01/2029 (j)(k)                                   2,651
                                                 California State, Department of Water Resources, Power Supply
                                                 Revenue Bonds, Series A:
                   AAA         Aaa       2,000   5.375% due 5/01/2018 (a)                                                   2,189
                   BBB+         A3       1,360   5.375% due 5/01/2022                                                       1,406
                     A          A2       7,000   Chula Vista, California, IDR, Refunding (San Diego Gas &
                                                    Electric Co.), AMT, Series A, 6.75% due 3/01/2023                       7,115

Colorado--4.7%     NR*         Aa2       1,910   Colorado HFA, Revenue Bonds (S/F Program), Series B-3,
                                                 6.55% due 4.7% 10/01/2016                                                  2,036
                                                 Colorado HFA, Revenue Refunding Bonds (S/F Program):
                   NR*         Aa2       1,500   AMT, Senior Series A-2, 7.50% due 4/01/2031                                1,614
                    AA         Aa2         635   AMT, Senior Series B-2, 7.10% due 4/01/2017                                  673
                    AA         Aa2       3,895   AMT, Senior Series B-2, 7.25% due 10/01/2031                               4,176
                    AA         Aa2       2,545   AMT, Senior Series C-2, 7.25% due 10/01/2031                               2,728
                   NR*         Aa2         650   Senior Series A-3, 7.35% due 10/01/2030                                      700
                   NR*         Aa2       2,805   Senior Series C-3, 6.75% due 10/01/2021                                    2,995
                    AA         Aa2       1,115   Senior Series C-3, 7.15% due 10/01/2030                                    1,198
                    AA         Aa2       2,500   Colorado Health Facilities Authority, Revenue Refunding Bonds
                                                    (Catholic Health Initiatives), 5.50% due 9/01/2017                      2,648

Portfolio Abbreviations

To simplify the listings of The Municipal Fund Accumulation Program, Inc.'s portfolio holdings in the Schedule of Investments, we have abbreviated the names of many of the securities according to the list below.

AMT       Alternative Minimum Tax (subject to)
CARS      Complementary Auction Rate Securities
COP       Certificates of Participation
DRIVERS   Derivative Inverse Tax-Exempt Receipts

EDA       Economic Development Authority
GO        General Obligation Bonds
HFA       Housing Finance Agency
IDA       Industrial Development Authority
IDB       Industrial Development Board
IDR       Industrial Development Revenue Bonds
M/F       Multi-Family
PCR       Pollution Control Revenue Bonds
RIB       Residual Interest Bonds
S/F       Single-Family
VRDN      Variable Rate Demand Notes

The Municipal Fund Accumulation Program, Inc. Schedule of Investments as of December 31, 2002 (continued) (in Thousands)

                   S&P       Moody's     Face
    State       Rating+++   Rating+++   Amount                                    Issue                                     Value
-------------   ---------   ---------   ------   ---------------------------------------------------------------------     ------
Connecticut--                                    Connecticut State Health and Educational Facilities Authority,
3.2%                                                Revenue Refunding Bonds:
                    AA         NR*      $5,025   DRIVERS, Series 215, 11.16% due 6/01/2030 (g)                             $6,475
                    AA        Baa3       5,710   (University of Hartford), Series E, 5.50% due 7/01/2022 (l)                6,180

District of        AAA         NR*       5,000   District of Columbia, GO, Refunding, DRIVERS, Series 214, 10.14%
Columbia--                                          due 6/01/2026 (e)(g)                                                    6,752
1.7%

Florida--           AA         NR*       1,900   Beacon Tradeport Community, Florida, Development District, Special
2.4%                                                Assessment Revenue Refunding Bonds (Commercial Project), Series A,
                                                    5.25% due 5/01/2016                                                     2,025
                   NR*         NR*       5,000   Hillsborough County, Florida, IDA, Exempt Facilities Revenue Bonds
                                                    (National Gypsum), AMT, Series A, 7.125% due 4/01/2030                  4,949
                   NR*         Aaa       2,375   Orange County, Florida, HFA, M/F Housing Revenue Bonds, Series A,
                                                    6.40% due 1/01/2031 (e)                                                 2,592

Hawaii--           BBB        Baa1       3,000   Kuakini, Hawaii, Health System, Special Purpose Revenue Bonds

0.8%                                                (Kuakini Health System), Series A, 6.375% due 7/01/2032                 2,978

Idaho--            BB+         Ba3       5,000   Power County, Idaho, Industrial Development Corporation, Solid
1.1%                                                Waste Disposal Revenue Bonds (FMC Corporation Project), AMT, 6.45%
                                                    due 8/01/2032                                                           4,319

Illinois--         AAA         NR*       4,205   Chicago, Illinois, S/F Mortgage Revenue Bonds, AMT, Series A, 7.15%
2.1%                                                due 9/01/2031 (j)(k)                                                    4,479
                                                 Illinois Development Finance Authority Revenue Bonds:
                   BBB         NR*       3,140      (Community Rehabilitation Providers Facility), Series A, 6.50%
                                                    due 7/01/2022                                                           3,186
                   AAA         Aaa         660      Series B, 6.40% due 9/01/2031 (d)                                         731

Indiana--           AA         Aa2       1,000   Indiana State Office Building Commission, Capital Complex Revenue
4.6%                                                Refunding Bonds (State Office Building-II Facility), Series D,
                                                    6.90% due 7/01/2011                                                     1,200
                   AAA         Aaa       6,500   Indiana Transportation Finance Authority, Airport Facilities, Lease
                                                    Revenue Refunding Bonds, Series A, 5% due 11/01/2016                    6,770
                    AA         NR*       1,865   Indianapolis, Indiana, Local Public Improvement Bond Bank, Revenue
                                                    Refunding Bonds, Series D, 6.75% due 2/01/2020                          1,911
                   NR*         Ba1       2,500   Jasper County, Indiana, Economic Development Revenue Refunding
                                                    Bonds (Georgia Pacific Corporation Project), AMT, 6.70% due
                                                    4/01/2029                                                               1,986
                   AAA         NR*       6,000   MSD Warren Township, Indiana, Vision 2005, School Building
                                                    Corporation Revenue Bonds, First Mortgage, 5.50% due 7/15/2020 (b)      6,443

Kansas--           NR*         Aaa       7,860   Sedgwick and Shawnee Counties, Kansas, S/F Revenue Bonds, AMT,
3.7%                                                Series A-1, 6.95% due 6/01/2029 (i)                                     8,950
                    A+         NR*       2,500   Witchita, Kansas, Hospital Facilities Revenue Refunding and
                                                    Improvement Bonds, Series III, 6.25% due 11/15/2019                     2,760

                   BBB        A3         3,000   Wyandotte County, Kansas, Kansas City Unified Government Revenue
                                                 Refunding Bonds (General Motors Corporation Project), 6% due
                                                 6/01/2025                                                                3,060

Louisiana--                                      Louisiana Local Government, Environmental Facilities, Community
4.8%                                             Development Authority Revenue Bonds:
                   NR*        Baa3       1,615      (Air Cargo), AMT, 6.65% due 1/01/2025                                 1,595
                   AAA        Aaa       10,000      (Capital Projects and Equipment Acquisition), Series A, 6.30%
                                                    due 7/01/2030 (a)                                                    12,113
                   AAA        Aaa        2,900   New Orleans, Louisiana, GO, Refunding, 6.125% due 10/01/2016 (a)         3,238
                   BBB        Baa2       2,000   Rapides Finance Authority, Louisiana, Environmental Improvement
                                                     Revenue Bonds (International Paper Company Project), AMT,
                                                     Series A, 6.55% due 11/15/2023                                       2,093

The Municipal  Fund  Accumulation  Program,  Inc.  Schedule of Investments as of
December 31, 2002 (continued)                                     (in Thousands)

                   S&P       Moody's     Face
State           Rating+++   Rating+++   Amount                               Issue                                          Value
-------------   ---------   ---------   ------   -------------------------------------------------------------------       ------
Massachu-          AAA         Aaa      $2,575   Massachusetts State Health and Educational Facilities Authority
setts--1.1%                                       Revenue Bonds (Medical Center of Central Massachusetts), CARS,
                                                  Series B, 11.52% due 6/23/2022 (a)(g)                                    $3,154
                   BBB         NR*       1,000   Massachusetts State Industrial Finance Agency, Higher Education
                                                  Revenue Refunding Bonds (Hampshire College Project), 5.625% due
                                                  10/01/2012                                                                1,047

Michigan--         BBB         Baa2      2,500   Delta County, Michigan, Economic Development Corporation,
1.3%                                              Environmental Improvement Revenue Refunding Bonds (Mead

                                                 Westvaco-Escanaba), Series A, 6.25% due 4/15/2027                          2,484
                   AAA         Aaa       2,000   Michigan State Strategic Fund, Limited Obligation Revenue Refunding
                                                 Bonds (Detroit Edison Company), Series BB, 7% due 5/01/2021 (a)            2,584

Minnesota--        NR*         A3        1,750   Minneapolis, Minnesota, Health Care System Revenue Bonds (Allina
0.9%                                             Health System), Series A, 5.75% due 11/15/2032                             1,780
                   AA+         Aa1       1,680   Minnesota State, HFA, S/F Mortgage Revenue Bonds, AMT, Series M,
                                                 6.70% due 7/01/2026                                                        1,736

Mississippi--      BBB         Baa2      1,700   Warren County, Mississippi, Environmental Improvement Revenue
0.5%                                             Refunding Bonds (International Paper Company Project), AMT,
                                                 Series B, 6.75% due 8/01/2021                                              1,800

Missouri--         NR*         NR*       1,000   Cape Girardeau County, Missouri, IDA, Health Care Facilities
0.9%                                             Revenue Refunding Bonds (Southeast Missouri Hospital Association),
                                                 5.625% due 6/01/2027                                                         999
                   AAA         Aaa       2,200   Saint Louis, Missouri, Airport Revenue Bonds (Airport Development
                                                 Program), Series A, 5.625% due 7/01/2019 (e)                               2,426

Montana--          NR*         A2        6,000   Montana State Higher Education, Student Assistance Corporation,
1.6%                                             Student Loan Revenue Refunding Bonds, AMT, Sub-Series B, 6.40%
                                                 due 12/01/2032                                                             6,297

Nevada--           AAA         Aaa       5,000   Clark County, Nevada, IDR (Power Company Project), AMT, Series A,
1.9%                                             6.70% due 6/01/2022 (b)                                                    5,168
                                                 Elko, Nevada, GO (Airport Improvement), AMT, Series B (e):
                   AAA         Aaa         165      6.10% due 10/01/2014                                                      184
                   AAA         Aaa         245      6.30% due 10/01/2019                                                      273
                   AAA         Aaa         320      6.75% due 10/01/2024                                                      370
                   AAA         Aaa         225      7% due 10/01/2029                                                         261
                   AAA         Aaa       1,035   Nevada Housing Division, S/F Program, AMT, Senior Series E, 7.05%

                                                    due 4/01/2027 (c)                                                       1,072

New Jersey--       AAA         Aaa       5,000   New Jersey EDA, Revenue Refunding Bonds (RWJ Health Care
5.5%                                             Corporation), 6.50% due 7/01/2024 (d)                                      5,448
                   AAA         Aaa       3,680   New Jersey EDA, State Lease Revenue Bonds (State Office Buildings
                                                 Projects), 6% due 6/15/2016 (a)                                            4,292
                   NR*         Baa1      3,130   New Jersey Health Care Facilities Financing Authority Revenue Bonds
                                                 (South Jersey Hospital), 6% due 7/01/2026                                  3,219
                   AAA         Aaa       1,500   New Jersey State Housing and Mortgage Finance Agency, M/F Housing
                                                 Revenue Refunding Bonds, Series B, 6.25% due 11/01/2026 (d)                1,621
                   A           A1        7,500   Tobacco Settlement Financing Corporation, New Jersey, Asset-Backed
                                                 Revenue Refunding Bonds, 6.125% due 6/01/2042                              7,225

New York--                                       New York City, New York, City Transitional Finance Authority
11.4%                                            Revenue Bonds, Future Tax Secured:
                   AAA         NR*         400      Series A, 5% due 8/15/2027 (b)                                            404
                   AA+         Aa2       8,500      Series B, 6% due 11/15/2010                                            10,008
                                                 New York City, New York, GO, Refunding, Series A:
                   AAA         A2        3,080      6.50% due 5/15/2017                                                     3,584
                   AAA         Aaa      10,075      6.25% due 5/15/2026 (m)                                                11,564
                   A+          A1        1,500   New York State Dormitory Authority, Lease Revenue Bonds (State
                                                 University Dormitory Facilities), Series A, 6.25% due 7/01/2020            1,751

The Municipal Fund Accumulation Program, Inc. Schedule of Investments as of December 31, 2002 (continued) (in Thousands)

                 S&P       Moody's     Face
State         Rating+++   Rating+++   Amount                                  Issue                                      Value
-----------   ---------   ---------   ------   ----------------------------------------------------------------------   ------

New York         AAA         Aaa      $  750   New York State Dormitory Authority Revenue Bonds (New York
(concluded)                                    University), Series A, 6% due 7/01/2019 (e)                                 $  900
                                               New York State Dormitory Authority, Revenue Refunding Bonds:
                 NR*         Aa3       3,745      (Concord Nursing Home Inc.), 6.25% due 7/01/2016                          4,142
                 NR*         Aa3       2,500      (Concord Nursing Home Inc.), 6.50% due 7/01/2029                          2,725
                 BBB-        Baa3      3,000      (Mount Sinai Health), Series A, 6.50% due 7/01/2016                       3,315
                 BBB-        Baa3      3,950      (Mount Sinai Health), Series A, 6.50% due 7/01/2025                       4,213
                 AA          NR*       2,285   Oneida County, New York, IDA, Revenue Bonds (Civic Facility-Faxton
                                                  Hospital), Series C, 6.625% due 1/01/2015                                 2,676

North                                             North Carolina Eastern Municipal Power Agency, Power System
Carolina--                                        Revenue Refunding Bonds:
4.3%             AAA         Aaa       1,330      Series A, 6.50% due 1/01/2018 (f)                                         1,675
                 A           Baa3      4,440      Series D, 6.70% due 1/01/2019                                             4,946
                                               North Carolina Municipal Power Agency
                                               Number 1, Catawba Electric Revenue
                                               Refunding Bonds, Series B:
                 BBB+        Baa1      5,000      6.50% due 1/01/2020                                                       5,400
                 A           NR*       2,500      6.50% due 1/01/2020                                                       2,745
                 NR*         Aaa       2,250   Raleigh-Durham, North Carolina, Airport Authority, Airport Revenue
                                               Bonds, Series A, 5.25% due 11/01/2017 (b)                                    2,440

Ohio--1.3%                                     Ohio State Higher Educational Facility Revenue Bonds (Kenyon
                                               College Project):
                 A           A2        2,500      4.95% due 7/01/2037                                                       2,587
                 A           A2        2,500      5.05% due 7/01/2037                                                       2,601

Pennsyl-         A           NR*         250   Montgomery County, Pennsylvania, Higher Education and Health
vania--0.1%                                    Authority, Hospital Revenue Bonds (Abington Memorial Hospital),
                                               Series A, 5.125% due 6/01/2032                                                 237

South            A           A2        5,000   Lexington County, South Carolina, Health Services District Inc.,
Carolina--                                     Hospital Revenue Refunding and Improvement Bonds, 5.50% due 11/01/2032       4,928

3.5%             BBB+        Baa2        2,450   Medical University, South Carolina, Hospital Authority, Hospital
                                                 Facility Revenue Refunding Bonds, 6.50% due 8/15/2032                      2,540
                                                 Piedmont Municipal Power Agency, South Carolina, Electric Revenue
                                                 Refunding Bonds:
                  AAA        Aaa         3,000      6.75% due 1/01/2019 (b)                                                 3,748
                  AAA        Aaa         1,890      Series A, 6.50% due 1/01/2014                                           2,292
                  AAA        Aaa           320      Series A, 6.50% due 1/01/2014 (b)(f)                                      398

Tennessee--      BBB+        Baa1        3,500   Shelby County, Tennessee, Health, Educational and Housing Facility
0.9%                                             Board, Hospital Revenue Refunding Bonds (Methodist Healthcare),
                                                 6.50% due 9/01/2026                                                        3,676

Texas--           A+         Aa3         6,740   Austin, Texas, Convention Center Revenue Bonds (Convention
19.2%                                            Enterprises Inc.), Trust Certificates, Second Tier, Series B, 6%
                                                 due 1/01/2023                                                              7,185
                  AAA        Aaa         5,330   Austin, Texas, Revenue Bonds (Town Lake Community Events Center
                                                 Venue), 6.20% due 11/15/2029 (b)                                           6,170
                  A1+       VMIG1++      1,500   Bell County, Texas, Health Facilities Development Corporation,
                                                 Hospital Revenue Bonds (Scott & White Memorial Hospital), VRDN,
                                                 Series 2001-2, 1.80% due 8/15/2031 (e)(h)                                  1,500
                                                 Brazos River Authority, Texas, PCR, Refunding (TXU Electric Company
                                                 Project), AMT:
                  BBB        Baa2        5,000      Series A, 4.95% due 10/01/2030                                          4,890
                  BBB        Baa2        2,500      Series C, 5.75% due 5/01/2036                                           2,375
                   A          A3         4,000   Brazos River, Texas, Harbor Navigation District, Brazoria County
                                                 Environmental Revenue Refunding Bonds (Dow Chemical Company
                                                 Project), AMT, Series A-7, 6.625% due 5/15/2033                            4,147
                  AAA        Aaa         2,135   Central Texas Housing Finance Corporation, S/F Mortgage Revenue
                                                 Bonds (GNMA Mortgage Program), AMT, 8.20% due 6/28/2017 (i)                2,265

The Municipal Fund Accumulation Program, Inc.
Schedule of Investments as of December 31, 2002 (concluded)       (in Thousands)

                   S&P       Moody's      Face
State           Rating+++   Rating+++    Amount                                   Issue                                     Value
------------    ---------   ---------   -------   --------------------------------------------------------------------     ------
Texas              AAA          NR*     $8,125   Dallas-Fort Worth, Texas, International Airport Revenue Bonds,
(concluded)                                      DRIVERS, AMT, Series 201, 10.12% due 11/01/2024 (b)(g)                    $9,856
                    AA         Baa2      3,500   Gregg County, Texas, Health Facilities Development Corporation,
                                                 Hospital Revenue Bonds (Good Shepherd Medical Center Project),
                                                 6.375% due 10/01/2025                                                      3,889
                   BBB         Baa2      6,665   Gulf Coast, Texas, Waste Disposal Authority Revenue Refunding
                                                 Bonds (International Paper Company), AMT, Series A, 6.10% due
                                                 8/01/2024                                                                  6,654
                                                 Harris County, Texas, Health Facilities Development Corporation,
                                                 Revenue Refunding Bonds:
                   A1+          AA       2,150      (Methodist Hospital), VRDN, 1.65% due 12/01/2032 (h)                    2,150
                   AA-          NR*      2,500      (Saint Luke's Episcopal Hospital), Series A, 5.625% due 2/15/2017       2,660
                    A-         Baa1      2,000   Lower Colorado River Authority, Texas, PCR (Samsung Austin
                                                 Semiconductor), AMT, 6.95% due 4/01/2030                                   2,140
                   BBB         Baa2      7,350   Matagorda County, Texas, Port of Bay City Authority Revenue Bonds
                                                 (Hoechst Celanese Corp. Project), AMT, 6.50% due 5/01/2026                 7,359
                   NR*          Aaa      7,235   South Plains, Texas, Housing Finance Corporation, S/F Mortgage
                                                 Revenue Bonds, AMT, Series A, 7.30% due 9/01/2031                          8,258
                    AA          Aa1      1,790   Texas State, GO, Veterans' Housing Assistance Fund II, AMT, Series A,
                                                 7% due 12/01/2025                                                          1,867
                   AAA          Aaa      2,305   Webster, Texas, GO, COP, Series A, 6% due 3/01/2021 (d)                    2,590

Washington--       NR*          NR*      2,500   Seattle, Washington, Housing Authority, Housing Revenue Bonds

2.4%                                             (Replacement Housing Project), 6.125% due 12/01/2032                       2,507
                  AAA          NR*       3,875   Tacoma, Washington, Electric System Revenue Refunding Bonds, RIB,
                                                 Series 512X, 9.65% due 1/01/2017 (d)(g)                                    4,777
                   A           A1        2,400   Tobacco Settlement Authority, Washington, Tobacco Settlement
                                                 Revenue Bonds, 6.625% due 6/01/2032                                        2,406

West              AAA          Aaa       6,050   West Virginia State Housing Development Fund, Housing Finance
Virginia--                                       Revenue Bonds, Series A, 6.20% due 5/01/2018                               6,528
1.7%

Wyoming--         BB+          Ba3       5,000   Sweetwater County, Wyoming, Solid Waste Disposal Revenue Bonds
1.2%                                             (FMC Corporation Project), AMT, Series A, 7% due 6/01/2024                 4,635

Puerto            NR*          Aaa       7,770   Puerto Rico Public Finance Corporation Revenue Bonds, RIB,
Rico--                                           Series 519X, 9.254% due 8/01/2018 (e)(g)                                   9,441
2.4%

                                                 Total Investments (Cost--$370,791)--99.4%                                393,177
                                                 Variation Margin on Financial Futures Contracts**--0.0%                       45
                                                 Other Assets Less Liabilities--0.6%                                        2,446
                                                                                                                         --------
                                                 Net Assets--100.0%                                                      $395,668
                                                                                                                         ========

(a)  AMBAC Insured.
(b)  FGIC Insured.
(c)  FHA Insured.
(d)  FSA Insured.
(e)  MBIA Insured.
(f)  Escrowed to maturity.
(g) The interest rate is subject to change periodically and inversely based upon prevailing market rates. The interest rate shown is the rate in effect at December 31, 2002.
(h) The interest rate is subject to change periodically based upon prevailing market rates. The interest rate shown is the rate in effect at December 31, 2002.
(i)  GNMA Collateralized.
(j)  FNMA/GNMA Collateralized.
(k)  FHLMC Collateralized.
(l)  All or a portion of security held as collateral in connection with open financial futures contracts.
(m)  XL Capital Insured.
*    Not Rated.
**   Financial futures contracts sold as of December 31, 2002 were as follows:

                                               (in Thousands)
Number of                         Expiration
Contracts          Issue             Date           Value
---------   -------------------   ----------      -------
   205      U.S. Treasury Bonds   March 2003      $23,585
                                                  -------
Total Financial Futures Contracts Sold
(Total Contract Price--$22,973)                   $23,585
                                                  =======

++   Highest short-term rating by Moody's Investors Service, Inc.
+++  The ratings of issues shown are unaudited.

See Notes to Financial Statements.

The Municipal Fund Accumulation Program, Inc.
Statement of Assets and Liabilities as of December 31, 2002

Assets:
Investments, at value (identified cost--$370,790,963)                                  $393,176,929
Cash                                                                                        179,330
Receivables:
   Interest                                                             $  7,189,077
   Securities sold                                                           554,452
   Capital shares sold                                                        46,358
   Variation margin                                                           44,844      7,834,731
                                                                        ------------
Prepaid registration fees and other assets                                                   12,812
                                                                                       ------------
Total assets                                                                            401,203,802
                                                                                       ------------

Liabilities:

Payables:
  Securities purchased                                                     4,836,050
  Capital shares redeemed                                                    190,325
  Investment adviser                                                         165,872
  Dividends to shareholders                                                       23      5,192,270
                                                                        ------------
Accrued expenses                                                                            343,708
                                                                                       ------------
Total liabilities                                                                         5,535,978
                                                                                       ------------
Net Assets                                                                             $395,667,824
                                                                                       ============

Net Assets Consist of:
Common Stock, $.01 par value, 100,000,000 shares authorized                            $    229,418
Paid-in capital in excess of par                                                        406,947,575
Undistributed investment income--net                                    $    967,214
Accumulated realized capital losses on investments--net                  (34,250,552)
Unrealized appreciation on investments--net                               21,774,169
                                                                        ------------
Total accumulated losses--net                                                           (11,509,169)
                                                                                       ------------
Net Assets:
Equivalent to $17.25 per share based on 22,941,799 shares outstanding                  $395,667,824
                                                                                       ============

See Notes to Financial Statements.

The Municipal Fund Accumulation Program, Inc. Statement of Operations for the Year Ended December 31, 2002

Investment Income:
Interest                                                              $23,578,622

Expenses:
Investment advisory fees                                 $1,985,992
Transfer agent fees                                         726,678
Accounting services                                         135,492
Printing and shareholder reports                             52,185
Professional fees                                            48,526
Registration fees                                            30,169
Custodian fees                                               24,631
Pricing services                                             18,384
Directors' fees and expenses                                 12,535
Other                                                        33,637
                                                         ----------
Total expenses before reimbursement                       3,068,229
Reimbursement of expenses                                       (62)
                                                         ----------
Total expenses after reimbursement                                      3,068,167
                                                                      -----------
Investment income--net                                                 20,510,455
                                                                      -----------

Realized & Unrealized Gain (Loss) on Investments--Net:
Realized loss on investments--net                                      (2,092,195)
Change in unrealized appreciation on investments--net                   8,688,043
                                                                      -----------
Total realized and unrealized gain on investments--net                  6,595,848
                                                                      -----------
Net Increase in Net Assets Resulting from Operations                  $27,106,303

                                                                      ===========

See Notes to Financial Statements.

The Municipal Fund Accumulation Program, Inc.
Statements of Changes in Net Assets

                                                                                                  For the
                                                                                                 Year Ended
                                                                                                December 31,
                                                                                        ---------------------------
Increase (Decrease) in Net Assets:                                                          2002           2001
                                                                                        ------------   ------------
Operations:
Investment income--net                                                                  $ 20,510,455   $ 20,586,623
Realized gain (loss)on investments--net                                                   (2,092,195)       435,165
Change in unrealized appreciation on investments--net                                      8,688,043     (8,930,648)
                                                                                        ------------   ------------
Net increase in net assets resulting from operations                                      27,106,303     12,091,140
                                                                                        ------------   ------------
Dividends & Distributions to Shareholders:
Investment income--net                                                                   (20,456,922)   (20,597,212)
Realized gain on investments--net                                                                 --        (90,422)
                                                                                        ------------   ------------
Net decrease in net assets resulting from dividends and distributions to shareholders    (20,456,922)   (20,687,634)
                                                                                        ------------   ------------
Capital Share Transactions:
Net decrease in net assets resulting from capital share transactions                     (16,366,714)   (16,509,073)
                                                                                        ------------   ------------

Net Assets:

Total decrease in net assets                                                              (9,717,333)   (25,105,567)
Beginning of year                                                                        405,385,157    430,490,724
                                                                                        ------------   ------------
End of year*                                                                            $395,667,824   $405,385,157
                                                                                        ============   ============
*Undistributed investment income--net                                                   $    967,214   $  1,007,709
                                                                                        ============   ============

See Notes to Financial Statements.

The Municipal Fund Accumulation Program, Inc.
Financial Highlights

The following per share data and ratios have been derived from information provided in the financial statements.

                                                                       For the Year Ended December 31,
                                                          ----------------------------------------------------
Increase (Decrease) in Net Asset Value:                     2002       2001       2000       1999       1998
                                                          --------   --------   --------   --------   --------
Per Share Operating Performance:
Net asset value, beginning of year                        $  16.96   $  17.33   $  16.35   $  18.50   $  19.22
                                                          --------   --------   --------   --------   --------
Investment income--net                                         .88*       .85        .85        .79        .88
Realized and unrealized gain (loss) on investments--net        .29       (.37)       .98      (2.00)       .12
                                                          --------   --------   --------   --------   --------
Total from investment operations                              1.17        .48       1.83      (1.21)      1.00
                                                          --------   --------   --------   --------   --------
Less dividends and distributions:
  Investment income--net                                      (.88)      (.85)      (.85)      (.79)      (.88)
  Realized gain on investments--net                             --         --++       --         --       (.84)
  In excess of realized gain on investments--net                --         --         --      (.15)         --

                                                          --------   --------   --------   --------   --------
Total dividends and distributions                             (.88)      (.85)      (.85)      (.94)     (1.72)
                                                          --------   --------   --------   --------   --------
Net asset value, end of year                              $  17.25   $  16.96   $  17.33   $  16.35   $  18.50
                                                          ========   ========   ========   ========   ========
Total Investment Return:
Based on net asset value per share                            7.09%      2.81%     11.57%     (6.77%)     5.35%
                                                          ========   ========   ========   ========   ========
Ratios to Average Net Assets:
Expenses, net of reimbursement                                 .77%       .82%       .79%       .79%      .76%
                                                          ========   ========   ========   ========   ========
Expenses                                                       .77%       .82%       .79%       .79%       .76%
                                                          ========   ========   ========   ========   ========
Investment income--net                                        5.16%      4.89%      5.06%      4.47%      4.54%
                                                          ========   ========   ========   ========   ========
Supplemental Data:
Net assets, end of year (in thousands)                    $395,668   $405,385   $430,491   $432,433   $525,583
                                                          ========   ========   ========   ========   ========
Portfolio turnover                                              40%        76%       111%       222%       178%
                                                          ========   ========   ========   ========   ========

* Based on average shares outstanding.
++ Amount is less than $.01 per share.

See Notes to Financial Statements.

The Municipal Fund Accumulation Program, Inc.
Notes to Financial Statements

1. Significant Accounting Policies:
The Municipal Fund Accumulation Program, Inc. (the "Program") is registered under the Investment Company Act of 1940 as a diversified, open-end management investment company. The Program's financial statements are prepared in conformity with accounting principles generally accepted in the United States of America, which may require the use of management accruals and estimates. The following is a summary of significant accounting policies followed by the Program.

(a) Valuation of investments--Portfolio securities are valued by the Program's pricing agent, Kenny S&P Evaluation Services ("Kenny"). Until December 19, 2002, the method used by Kenny to value the Program's securities was to obtain "quotes" on comparable securities of comparable quality and to value such Program securities similarly. These values were not necessarily bids or actual last sale prices, but were estimates of the price at which the pricing agent believes the Program could sell such portfolio securities. Municipal bonds and other portfolio securities in which the Program invests are traded primarily in the over-the-counter municipal bond and money markets and, as of December 20, 2002, pursuant to the approval of the Board of Directors, are valued at the last available bid price in the over-the-counter market or on the basis of yield equivalents as obtained from one or more dealers that make markets in the securities. Financial futures contracts and options thereon, which are traded on exchanges, are valued at their settlement prices as of the close of such exchanges. Short-term investments with remaining maturities of sixty days or less are valued at amortized cost, which approximates market value. Securities and assets for which market quotations are not readily available are valued at fair value as determined in good faith by or under the direction of the Board of Directors of the Program, including valuations furnished by a pricing service retained by the Program, which may utilize a matrix system for valuations. The procedures of the pricing service and its valuations are reviewed by the officers of the Program under the general supervision of the Directors.

(b) Derivative financial instruments--The Program may engage in various portfolio investment strategies to increase or decrease the level of risk to which the Program is exposed more quickly and efficiently than transactions in other types of instruments. Losses may arise due to changes in the value of the contract or if the counterparty does not perform under the contract.

* Financial futures contracts--The Program may purchase or sell financial futures contracts and options on such futures contracts for the purpose of hedging the market risk on existing securities or the intended purchase of securities. Futures contracts are contracts for delayed delivery of securities at a specific future date and at a specific price or yield. Upon entering into a contract, the Program deposits and maintains as collateral such initial margin as required by the exchange on which the transaction is effected. Pursuant to the contract, the Program agrees to receive from or pay to the broker an amount of cash equal to the daily fluctuation in value of the contract. Such receipts or payments are known as variation margin and are recorded by the Program as unrealized gains or losses. When the contract is closed, the Program records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed.

(c) Income taxes--It is the Program's policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute substantially all of its taxable income to its shareholders. Therefore, no Federal income tax provision is required.

(d) Security transactions and investment income--Security transactions are recorded on the dates the transactions are entered into (the trade dates). Realized gains and losses on security transactions are determined on the identified cost basis. Interest income is recognized on the accrual basis. The Program amortizes all premiums and discounts on debt securities.

The Municipal Fund Accumulation Program, Inc. Notes to Financial Statements (continued)

(e) Prepaid registration fees--Prepaid registration fees are charged to expense as the related shares are issued.

(f) Dividends and distributions to shareholders--Dividends from net investment income are declared and paid monthly. Distributions of capital gains are recorded on the ex-dividend dates.

(g) Reclassification--Accounting principles generally accepted in the United States of America require that certain components of net assets be adjusted to reflect permanent differences between financial and tax reporting. Accordingly, the current year's permanent book/tax difference of $94,028 has been reclassified between undistributed net investment income and accumulated net realized capital losses. This reclassification has no effect on net assets or net asset value per share.

2. Investment Advisory Agreement and Transactions with Affiliates: The Program has entered into an Investment Advisory Agreement with Fund Asset Management, L.P. ("FAM"). The general partner of FAM is Princeton Services, Inc. ("PSI"), an indirect, wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("ML & Co."), which is the limited partner.

FAM is responsible for the management of the Program's portfolio and provides the necessary personnel, facilities, equipment and certain other services necessary to the operations of the Program. For such services, the Program pays a monthly fee of .50%, on an annual basis, of the value of the Program's average daily net assets. For the year ended December 31, 2002, FAM reimbursed the Program in the amount of $62.

FAM has entered into an Administrative Agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated, a subsidiary of ML & Co., Prudential Securities, Inc., Morgan Stanley Dean Witter and Salomon Smith Barney, Inc. (the "Administrators"), whereby the Administrators perform certain administrative duties on behalf of FAM. The Administrators receive a monthly fee from FAM equal to

..20%, on an annual basis, of the Program's average daily net assets. The Program does not pay this fee, FAM pays this fee directly to the Administrators.

For the year ended December 31, 2002, the Program reimbursed FAM $12,486 for certain accounting services.

Certain officers and/or directors of the Program are officers and/or directors of FAM, PSI, and/or ML & Co.

3. Investments:

Purchases and sales of investments, excluding short-term securities, for the year ended December 31, 2002 were $153,997,040 and $168,640,170, respectively.

Net realized gains (losses) for the year ended December 31, 2002 and net unrealized gains (losses) as of December 31, 2002 were as follows:

                                Realized     Unrealized
                                  Gains        Gains
                                (Losses)      (Losses)
                              -----------   -----------
Long-term investments         $ 2,338,657   $22,385,966

Financial futures contracts    (4,430,852)     (611,797)
                              -----------   -----------
Total                         $(2,092,195)  $21,774,169
                              ===========   ===========

As of December 31, 2002, net unrealized appreciation for Federal income tax purposes aggregated $22,377,941, of which $24,286,758 related to appreciated securities and $1,908,817 related to depreciated securities. The aggregate cost of investments at December 31, 2002 for Federal income tax purposes was $370,798,988.

4. Capital Share Transactions:
Transactions in capital shares were as follows:

For the Year Ended                              Dollar
December 31, 2002                 Shares        Amount
-----------------------------   ----------   ------------
Shares sold                      1,254,838   $ 21,495,290
Shares issued to shareholders
in reinvestment of dividends     1,093,117     18,710,633
                                ----------   ------------
Total issued                     2,347,955     40,205,923
Shares redeemed                 (3,301,938)   (56,572,637)
                                ----------   ------------
Net decrease                      (953,983)  $(16,366,714)
                                ==========   ============

For the Year Ended                              Dollar
December 31, 2001                 Shares        Amount
-----------------------------   ----------   ------------
Shares sold                      1,590,897   $ 27,357,305
Shares issued to shareholders
in reinvestment of dividends
and distributions                1,105,658     19,043,056
                                ----------   ------------
Total issued                     2,696,555     46,400,361
Shares redeemed                 (3,646,020)   (62,909,434)
                                ----------   ------------
Net decrease                      (949,465)  $(16,509,073)
                                ==========   ============

The Municipal Fund Accumulation Program, Inc.
Notes to Financial Statements (concluded)

5. Short-Term Borrowings:
The Program, along with certain other funds managed by FAM and its affiliates, is a party to a credit agreement with Bank One, N.A. and certain other lenders. Effective November 29, 2002, in conjunction with the renewal for one year at the same terms, the total commitment was reduced from $1,000,000,000 to $500,000,000. The Program may borrow under the credit agreement to fund shareholder redemptions and for other lawful purposes other than for leverage. The Program may borrow up to the maximum amount allowable under the Program's current prospectus and statement of additional information, subject to various other legal, regulatory or contractual limits. The Program pays a commitment fee of .09% per annum based on the Program's pro rata share of the unused portion of the credit agreement. Amounts borrowed under the credit agreement bear interest at a rate equal to, at each fund's election, the Federal Funds rate plus .50% or a base rate as determined by Bank One, N.A. The Program did not borrow under the credit agreement during the year ended December 31, 2002.

6. Distributions to Shareholders:
On January 15, 2003, a tax-exempt income dividend of $.074503 was declared. The dividend was paid on January 15, 2003 to shareholders of record on January 15, 2003.

The tax character of distributions paid during the fiscal years ended December 31, 2002 and December 31, 2001 was as follows:

                            12/31/2002    12/31/2001
                           -----------   -----------
Distributions paid from:
   Tax-exempt income       $20,456,922   $20,597,212
   Ordinary income                  --        90,422
                           -----------   -----------

Total distributions        $20,456,922   $20,687,634
                           ===========   ===========

As of December 31, 2002, the components of accumulated losses on a tax basis were as follows:

Undistributed tax-exempt income--net         $    967,214
Undistributed long-term capital gains--net             --
                                             ------------
Total undistributed earnings--net                 967,214
Capital loss carryforward                     (31,333,719)*
Unrealized gains--net                          18,857,336**
                                             ------------
Total accumulated losses--net                $(11,509,169)
                                             ============

*On December 31, 2002, the Fund had a net capital loss carryforward of $31,333,719, of which $12,553,988 expires in 2007, $18,431,171 expires in 2008 and $348,560 expires in 2010. This amount will be available to offset like amounts of any future taxable gains.

**The difference between book-basis and tax-basis net unrealized gains is attributable primarily to the tax deferral of losses on wash sales, the tax deferral of losses on straddles and the realization for tax purposes of unrealized gains (losses) on certain futures contracts.

The Municipal Fund Accumulation Program, Inc.
Independent Auditors' Report

The Board of Directors and Shareholders,
The Municipal Fund Accumulation
Program, Inc.:

We have audited the accompanying statement of assets and liabilities, including the schedule of investments, of The Municipal Fund Accumulation Program, Inc. as of December 31, 2002, the related statements of operations for the year then ended and changes in net assets for each of the years in the two-year period then ended, and financial highlights for each of the years presented. These financial statements and the financial highlights are the responsibility of the Program's management. Our responsibility is to express an opinion on these financial statements and the financial highlights based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned at December 31, 2002 by correspondence with the custodian and brokers; where replies were not received from brokers, we performed other auditing procedures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements and financial highlights present fairly, in all material respects, the financial position of The Municipal Fund Accumulation Program, Inc. as of December 31, 2002, the results of its operations, the changes in its net assets, and the financial highlights for the respective stated periods in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP
Princeton, New Jersey
February 7, 2003

The Municipal Fund Accumulation Program, Inc.
Important Tax Information (unaudited)

All of the net investment income distributions paid monthly by The Municipal Fund Accumulation Program, Inc. during its taxable year ended December 31, 2002 qualify as tax-exempt interest dividends for Federal income tax purposes.

Please retain this information for your records.

The Municipal Fund Accumulation Program, Inc.
Officers and Directors

                                                                                                     Number
                                                                                                 of Portfolios      Other
                                                                                                     in Fund      Director-
                         Position(s)   Length                                                        Complex        ships
                           Held by     of Time                                                      Overseen         Held
Name, Address & Age       with Fund    Served     Principal Occupation(s) during Past 5 Years      by Director     Director
----------------------   -----------   -------   ---------------------------------------------   --------------   ---------

Interested Director

Terry K. Glenn*           President    1999 to   Chairman, Americas Region since 2001 and           117 Funds        None
800 Scudders Mill Road    and          present   Executive Vice President since 1983 of          162 Portfolios
Plainsboro,               Director     and       Fund Asset Management ("FAM") and Merrill
NJ 08536                               1985 to   Lynch Investment Managers, L.P. ("MLIM");
Age: 62                                present   President of Merrill Lynch Mutual Funds
                                                 since 1999; President of FAM Distributors,
                                                 Inc. ("FAMD") since 1986 and Director
                                                 thereof since 1991; Executive Vice President
                                                 and Director of Princeton Services, Inc.
                                                 ("Princeton Services") since 1993; President
                                                 of Princeton Administrators, L.P. since 1988;
                                                 Director of Financial Data Services, Inc.
                                                 since 1985.

*Mr. Glenn is a director, trustee or member of an advisory board of certain other investment companies for which FAM or MLIM acts as investment adviser. Mr. Glenn is an "interested person," as described in the Investment Company Act, of each Fund based on his positions as Chairman (Americas Region) and Executive Vice President of FAM and MLIM; President of FAMD; Executive Vice President of Princeton Services; and President of Princeton Administrators, L.P. The Director's term is unlimited. Directors serve until their resignation, removal or death, or until December 31 of the year in which they turn 72. As Fund President, Mr. Glenn serves at the pleasure of the Board of Directors.

                                                                                                     Number
                                                                                                 of Portfolios      Other
                                                                                                     in Fund      Director-
                         Position(s)   Length                                                        Complex        ships
                            Held       of Time                                                      Overseen       Held by

Name, Address & Age       with Fund    Served*   Principal Occupation(s) during Past 5 Years      by Director      Director
----------------------   -----------   -------   -------------------------------------------     -------------    ---------
Independent Directors

Ronald W. Forbes           Director    1980 to   Professor Emeritus of Finance, School              45 Funds      None
P.O. Box 9095                          present      of Business, State University of New         54 Portfolios
Princeton,                                          York at Albany since 2000 and
NJ 08543-9095                                       Professor thereof from 1989 to 2000.
Age: 62

Cynthia A. Montgomery      Director    1995 to   Professor, Harvard Business School since           45 Funds      Unum-
P.O. Box 9095                          present      1989.                                        54 Portfolios    Provident
Princeton,                                                                                                        Corpora-
NJ 08543-9095                                                                                                     tion;
Age: 50                                                                                                           Newell
                                                                                                                  Rubber-
                                                                                                                  maid Inc.

Charles C. Reilly          Director    1990 to   Self-employed financial consultant since           45 Funds      None
P.O. Box 9095                          present      1990.                                        54 Portfolios
Princeton,
NJ 08543-9095
Age: 71

Kevin A. Ryan              Director    1992 to   Founder and Director Emeritus of The               45 Funds      None
P.O. Box 9095                          present      Boston University Center for the             54 Portfolios
Princeton,                                          Advancement of Ethics and Character;
NJ 08543-9095                                       Professor of Education at Boston
Age: 70                                             University from 1982 to 1999 and
                                                    Professor Emeritus since 1999.

Roscoe S. Suddarth         Director    2000 to   President and Chief Executive Officer of           45 Funds      None
P.O. Box 9095                          present      the Middle East Institute from 1995 to       54 Portfolios

Princeton,                                          2001; Associate with Global Business
NJ 08543-9095                                       Access Ltd. from 1998 to 2002; Chairman
Age: 67                                             of the  Board of Advisors of the Center
                                                    for Contemporary Arab Studies at
                                                    Georgetown University and Secretary of
                                                    the American  Academy of Diplomacy.


The Municipal Fund Accumulation Program, Inc.
Officers and Directors (concluded)

                                                                                                     Number
                                                                                                 of Portfolios       Other
                                                                                                    in Fund        Director-
                         Position(s)   Length                                                       Complex          ships
                             Held      of Time                                                      Overseen        Held by
Name, Address & Age       with Fund    Served*   Principal Occupation(s) during Past 5 Years       by Director      Director
----------------------   -----------   -------   -------------------------------------------     -------------    -----------
Independent Directors (concluded)

Richard R. West            Director    1980 to   Dean Emeritus of New York University,             45 Funds       Bowne &
P.O. Box 9095                          present      Leonard N. Stern School of Business          54 Portfolios    Co., Inc.;
Princeton,                                          Administration since 1994.                                    Vornado
NJ 08543-9095                                                                                                     Realty
Age: 64                                                                                                           Trust;
                                                                                                                  Vornado
                                                                                                                  Operating
                                                                                                                  Company;
                                                                                                                  Alexander's
                                                                                                                  Inc.

Edward D. Zinbarg          Director    2000 to   Retired.                                          45 Funds       None
P.O. Box 9095                          present                                                   54 Portfolios
Princeton,
NJ 08543-9095
Age: 68

* The Director's term is unlimited. Directors serve until their resignation, removal or death, or until December 31 of the year in which they turn 72.

                         Position(s)   Length
                             Held      of Time
Name, Address & Age       with Fund    Served*   Principal Occupation(s) during Past 5 Years
----------------------   -----------   -------   -------------------------------------------
Fund Officers

Donald C. Burke            Vice        1993 to   First Vice President of FAM and MLM since 1997 and Treasurer thereof
P.O. Box 9011              President   present      since 1999; Senior Vice President and Treasurer of Princeton Services
Princeton,                 and         and          since 1999; Vice President of FAMD since 1999; Director of MLIM
NJ 08543-9011              Treasurer   1999 to      Taxation since 1990.
Age: 42                                present

Kenneth A. Jacob           Senior      2002 to   Managing Director of MLIM since 2000 and First Vice President from
P.O. Box 9011              Vice        present      1997 to 2000.
Princeton,                 President
NJ 08543-9011
Age: 51

John M. Loffredo           Senior      2002 to   Managing Director of MLIM since 2000 and First Vice President from
P.O. Box 9011              Vice        present      1997 to 2000.
Princeton,                 President
NJ 08543-9011
Age: 39

Theodore R. Jaeckel Jr.     Vice       2001 to   Director (Municipal Tax-Exempt Fund Management) of MLIM since 1997.
P.O. Box 9011              President   present
Princeton,
NJ 08543-9011

Age: 43

Brian D. Stewart           Secretary   2002 to   Vice President (Legal Advisory) of MLIM since 2002; Attorney with
P.O. Box 9011                          present      Reed Smith from 2001 to 2002; Attorney with Saul Ewing from 1999
Princeton,                                          to 2001.
NJ 08543-9011
Age: 33

*Officers of the Fund serve at the pleasure of the Board of Directors.

Further information about the Fund's Directors is available in the Fund's Statement of Additional Information, which can be obtained without charge by calling 1-800-MER-FUND.

Custodian and Transfer Agent

The Bank of New York
101 Barclay Street
New York, NY 10007